Exhibit 99.3

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a holder of capital stock, may consider relevant. Hunton Andrews Kurth LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material aspects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, regulated investment companies, real estate investment trusts, or REITs, subchapter S corporations, tax-exempt organizations (except to the extent discussed in “—Taxation of U.S. Holders—Taxation of Tax-Exempt Shareholders” below), partnerships, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below) and other persons subject to special tax rules. This summary assumes that holders hold our capital stock as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section and the opinion of Hunton Andrews Kurth LLP are based on the current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the Internal Revenue Service, or IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our securities and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We intend to elect to be taxed as a REIT under sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2019. We believe that, commencing with such taxable year, we will be organized and intend to operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Until January 1, 2019, we will continue to be taxed as a C corporation.

This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex. In the opinion of Hunton Andrews Kurth LLP, commencing with our taxable year ending December 31, 2019, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2019 and subsequent taxable years. Investors should be aware that Hunton Andrews Kurth LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton Andrews Kurth LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton Andrews Kurth LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton Andrews Kurth LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions discussed below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify,” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we currently distribute to our shareholders, but taxable income generated by any domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

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We will pay U.S. federal income tax on our net taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest corporate rate on:
•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and
•	other nonqualifying income from foreclosure property.
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We will pay a 100% tax on net income earned from sales or other dispositions of property other than foreclosure property that we hold primarily for sale to customers in the ordinary course of business.

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If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by
•	a fraction intended to reflect our profitability.
•

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the highest income tax rate then applicable to U.S. corporations on the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification.”

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If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such calendar year, (ii) 95% of our REIT capital gain net income for such calendar year and (iii) any undistributed taxable income from prior taxable years, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s length basis.
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With respect to an interest in a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or “REMIC,” the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a  taxable mortgage pool, we may be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held in record name by “disqualified organizations.” To the extent that we own such an interest through a TRS, we will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United states; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not currently intend to hold REMIC residual interests or engage in financing or other activities that would result in the allocation of excess inclusion income to our shareholders. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.”

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset and we have a net unrecognized built-in gain in such assets, we may be subject to tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and
•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

This rule will apply to assets that we acquire in our REIT conversion to the extent that we have a net unrecognized built-in gain in our assets on January 1, 2019, which we do not expect.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic C corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to certain provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.
6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7.

It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued shares of capital stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, we intend that prior to the end of our first REIT year our charter will contain customary provisions designed to restrict the ownership and transfer of our shares so that we should continue to satisfy these requirements.

To monitor compliance with the share ownership requirements 5 and 6 above, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner for U.S. federal income tax purposes generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see “—Asset Tests”), the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership or limited liability company, the partnership’s or limited liability company’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned directly or indirectly by the REIT. All assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a QRS or disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A TRS is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a TRS. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a QRS unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Income earned by a TRS is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting our status as a REIT. Domestic TRSs are fully subject to corporate income tax on their taxable income.

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements among unrelated parties. Any income earned by a TRS that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arm’s length negotiations, will also be subject to a 100% penalty tax. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this penalty tax; however, we cannot assure you that we will be successful in avoiding this penalty tax.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes and cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a QRS that is a taxable mortgage pool, the REIT or the QRS will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income. A shareholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its shareholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to shareholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its stock that is held in record name by “disqualified organizations” (as defined above under “—Taxation of Our Company”). Similar rules apply if we own a residual interest in a REMIC. To the extent that shares of our capital stock owned by “disqualified organizations” is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to the shares of capital stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning shares of our capital stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are “disqualified organizations.” We do not currently intend to hold REMIC residual interests or engage in financing or other activities that would result in the allocation of excess inclusion income to our shareholders.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by a mortgage on real property or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real property or mortgage loans;
•	abatements and refunds of taxes on real property;
•	income and gain derived from foreclosure property (as described below);
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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) is treated as a “real estate asset” for the asset tests, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Second, at least 95% of our gross income for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from the following sources is excluded from both the numerator and denominator in both gross income tests:

•	gain from a sale of property that we hold primarily for sale to customers in the ordinary course of business;
•	income and gain from “hedging transactions,” as defined below in “—Hedging Transactions”;
•	certain foreign currency gains, see “—Foreign Currency Gain”; and
•	cancellation of indebtedness, or COD, income.

We will monitor the amount of our nonqualifying income and we will seek to manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends

Our share of any dividends received from any corporation (including dividends from our domestic TRSs, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person; however, interest generally includes the following:

•	an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and
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an amount that is received or accrued based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property (including, for loans secured by real property and personal property where the fair market value of the personal property is less than 15% of the total fair market value of all such property, such personal property) securing the loan as of the date (i) we agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test. If apportionment is required, the percentage of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the percentage of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We expect that the mortgage-backed securities, or MBS, in which we invest generally will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such MBS will be qualifying income for the 95% gross income test. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of MBS treated as interests in a REMIC, income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holder of the related REMIC securities.

We purchase and sell agency MBS through to-be-announced forward contracts, or TBAs, and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, we treat income and gains from our TBAs under which we contract to purchase a to-be-announced Agency MBS (“long TBAs”) as qualifying income for purposes of the 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of our long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to our long TBAs and is conditioned on fact-based representations and covenants made by our management regarding our long TBAs.  No assurance can be given that the IRS would not assert that our income and gain from TBAs is not qualifying income. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.

We have entered, and intend to enter, into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Hedging Transactions

We have entered, and intend to enter, into hedging transactions with respect to one or more of our liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Treasury regulations before the close of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests that is clearly identified as such before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements, or (iii) in connection with the effective termination of certain hedging transactions described above, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our qualification as a REIT commencing with our tax year ending December 31, 2019.

We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income

We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

COD Income

If we may recognize COD income, for example, in connection with repurchasing our debt at a discount, such income would be excluded from gross income for purposes of both the 75% and 95% gross income tests. Any COD income that we recognize would be subject to the distribution requirements, subject to certain rules that apply to excess non-cash income, or we will incur corporate income tax and a 4% nondeductible excise tax with respect to any COD income

Foreign Currency Gain

We are not currently deriving any foreign currency gains.  If we were to do so in the future, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) any obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

We do not currently own any real property for the production of rental income. If we were to acquire real property or an interest therein for the production of rental income, rents we receive would qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Phantom income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may acquire MBS in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

We generally will be required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to our MBS, such as original issue discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time.

If we hold debt instruments that are modified in a manner that is considered a “significant modification” for U.S. federal income tax purposes, we may recognize taxable income or gain on the deemed debt-for-debt exchange without a corresponding receipt of cash.

In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated MBS at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Our Taxation as a REIT” and “—Failure to Qualify.”

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of (the “75% asset class”):

•	cash or cash items, including certain receivables and investments in money market funds;
•	government securities;
•

interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as a result of such rents not exceeding 15% of the total rent attributable to personal property and real property under such lease;

•	interests in mortgage loans secured by real property;
•	stock in other REITs and debt instruments issued by “publicly offered REITs”;
•

investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, except for securities in TRSs and the securities in the 75% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, except for securities in TRSs and the securities in the 75% asset class, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).

Fourth, no more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class (the “25% securities test”).

Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or MBS that constitute real estate assets, or equity interests in a partnership. The term “securities”, however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that, for purposes of the 10% value test, the term “securities” does not include:

•

“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-“straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	any loan to an individual or an estate;
•	any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	any obligation to pay “rents from real property”;
•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;
•	any security (including debt securities) issued by another REIT;
•

any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

•

any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

We expect that our investments in MBS generally will be treated as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. In the case of MBS treated as an interest in a REMIC, such interests generally will qualify as real estate assets, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests.

For purposes of the 75% asset test, mortgage loans generally will qualify as real estate assets to the extent that they are secured by real property. Where a mortgage covers both real property and other property, an apportionment may be required in the same manner as described under “—Gross Income Tests—Interest.” IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the subsequent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan.

We purchase and sell agency MBS through TBAs. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the 75% asset test, we treat our TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that for purposes of the REIT asset tests, our ownership of a long TBA should be treated as ownership of real estate assets. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to our long TBAs and is conditioned on fact-based representations and covenants made by our management regarding our long TBAs.  No assurance can be given that the IRS would not assert that our long TBAs are not qualifying assets. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, we could be subject to a penalty tax or we could fail to remain qualified as a REIT if a sufficient portion of our assets consists of TBAs.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will be required to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurances that the IRS may not disagree with these determinations and assert that a different value is applicable, in which case we may not satisfy the 75% and the other asset tests.

We will not lose our REIT status for a de minimis failure to meet the 5% or 10% asset requirements if the failure is due to ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets or $10 million. If we fail to satisfy any of the asset requirements for a particular tax quarter, we may still qualify as a REIT if we (1) identify the failure on a separate schedule, (2) the failure is due to reasonable cause and not willful neglect, (3) the assets causing the failure are disposed of within six months of the last day of the quarter in which the failure occurred and (4) we pay a tax computed as the greater of either $50,000 or the net income generated by the assets causing the failure multiplied by the highest corporate income tax rate.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. However, an acquisition of property by a REIT requires the REIT to revalue all of its assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by eliminating the discrepancy within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

Annual Distribution Requirements

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an amount at least equal to:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and
•	90% of our net income after tax, if any, from foreclosure property, minus
•

The excess of the sum of specified items of non-cash income (including original issue discount on our senior loans and mezzanine loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the shareholders in the year in which paid, and, commencing with our first REIT year, the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

If we cease to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

If we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;
•	95% of our REIT capital gain net income for such year; and
•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. However, due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on MBS before we receive any payments of interest or principal on such assets. See “—Gross Income Tests—Phantom Income.” Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. In addition, differences in the character of our income and losses could cause our distribution requirement to be greater than our economic income.  For example, the gains and losses on the sale of our fixed-rate agency MBS generally are characterized as capital for U.S. federal income tax purposes.  However, our income and losses from interest rate hedging transactions that are designated as hedges generally are characterized as ordinary for U.S. federal income tax purposes.  In general, to the extent that interest rates rise, the value of our interest rate hedging instruments increase in value while the value of our fixed-rate agency MBS decrease in value.  As a result, we could realize annual ordinary income from our interest rate hedges that would not be offset, for purposes of the REIT distribution requirements, by annual net capital losses on our fixed-rate agency MBS.  This could lead to a required distribution to our shareholders in excess of our net earnings, which could result in a reduction in our shareholders’ equity capital.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued a revenue procedure authorizing publicly offered REITs to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. We have no current intention to make a taxable dividend payable in cash and stock.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Earnings and Profits Distribution Requirement

A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first REIT taxable year in which it has non-REIT earnings and profits (which for us is our 2019 taxable year) to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a “deficiency dividend” to our shareholders and interest to the IRS to distribute any remaining earnings and profits. If we failed to make a deficiency dividend in those circumstances, we would fail to qualify as a REIT.

Based on an earnings and profits study we obtained from nationally recognized accountants, we do not believe that we will have any accumulated earnings and profits attributable to non-REIT years. The determination of the amount of accumulated earnings and profits attributable to non-REIT years is a complex factual and legal determination. If it is determined that we had undistributed non-REIT earnings and profits as of the end of any taxable year in which we elect to qualify as a REIT, and we are unable to cure the failure to distribute such earnings and profits, then we would fail to qualify as a REIT under the Code.

Recordkeeping Requirements

We must maintain certain records in order to maintain our qualification as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates might be eligible for reduced U.S. federal income tax rates on such dividends. In addition, subject to the limitations of the Code, corporate distributions may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders

The term “U.S. holder” means a beneficial owner of shares of our capital stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;
•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes holds shares of our capital stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our capital stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our capital stock by the partnership.

Taxation of U.S. Holders on Distributions on Capital Stock

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends. A U.S. holder will not qualify for the dividends received deduction generally available to corporations.

For taxable years prior to January 1, 2026, individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years before January 1, 2026, the maximum tax rate for U.S. holders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years before January 1, 2026 would be 29.6% (exclusive of the 3.8% Medicare tax).

The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic non-REIT C corporations and certain qualified foreign corporations. Because, commencing with our first REIT year, we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at a higher tax rate as described above. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from non-REIT C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our capital stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s capital stock. Instead, the distribution will reduce the adjusted basis of such capital stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming the shares of capital stock are a capital asset in the hands of the U.S. holder. In addition, commencing with our first REIT year, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Annual Distribution Requirements.”

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of our capital stock generally will be the type of gain that is subject to the Medicare tax.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years.  See “—Gross Income Tests—Phantom Income.” As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.

If excess inclusion income is allocated to any U.S. holder that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.”

Taxation of U.S. Holders on the Disposition of Capital Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital stock as long-term capital gain or loss if the U.S. holder has held such capital stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of capital stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the capital stock may be disallowed if the U.S. holder purchases other capital stock within 30 days before or after the disposition.

Redemption of Preferred Stock

A redemption of shares of preferred stock will be treated under section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of U.S. Holders on the Disposition of Capital Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. holder’s interest in our stock, (ii) results in a “complete termination” of the U.S. holder’s interest in all classes of our stock or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of section 302(b) of the Code described above will be satisfied with respect to any particular U.S. holder of preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of preferred stock does not meet any of the three tests described above, the redemption proceeds will be taxable as a dividend, as described above in “—Taxation of U.S. Holders.” In that case, a U.S. holder’s adjusted tax basis in the redeemed preferred stock will be transferred to such U.S. holder’s remaining stockholdings in our company. If the U.S. holder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or it may be lost.

Under proposed U.S. Treasury regulations, if any portion of the amount received by a U.S. holder on a redemption of any class of our preferred stock is treated as a distribution with respect to our stock but not as a taxable dividend, then such portion will be allocated to all shares of stock of the redeemed class held by the redeemed shareholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share of stock will first reduce the redeemed U.S. holder’s basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If the redeemed shareholder has different bases in its shares of stock, then the amount allocated could reduce some of the basis in certain shares of stock while reducing all the basis and giving rise to taxable gain in others. Thus, the redeemed U.S. holder could have gain even if such U.S. holder’s basis in all its shares of stock of the redeemed class exceeded such portion.

The proposed U.S. Treasury regulations permit the transfer of basis in the redeemed shares of preferred stock to the redeemed U.S. holder’s remaining, unredeemed shares of preferred stock of the same class (if any), but not to any other class of stock held (directly or indirectly) by the redeemed U.S. holder. Instead, any unrecovered basis in the redeemed shares of preferred stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed U.S. Treasury regulations would be effective for transactions that occur after the date the regulations are published as final U.S. Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed U.S. Treasury regulations will ultimately be finalized.

Conversion of Preferred Stock

Except as provided below, (i) a U.S. holder generally will not recognize gain or loss upon the conversion of preferred stock into our common stock, and (ii) a U.S. holder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our shares of common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the preferred stock for more than one year at the time of conversion. U.S. holders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges shares of our common stock received on a conversion of preferred stock for cash or other property.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. For taxable years before January 1, 2026, the highest marginal individual income tax rate is 37%. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject, however, to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of capital stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt shareholders. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt shareholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:
•	one pension trust owns more than 25% of the value of our stock; or
•	A group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of our capital stock that is not a U.S. holder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

Distributions

A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, with us evidencing eligibility for that reduced rate, or
•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. holder is excess inclusion income.  We will not pay any additional amounts in respect of amounts withheld.

A non-U.S. holder will not incur tax on a distribution on the capital stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the capital stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Act of 1980, or FIRPTA. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities such as Agency MBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, subject to exceptions discussed below, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, we must withhold 21% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount we withhold.

Capital gain distributions on our capital stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (i) (a) the applicable class of our capital stock is “regularly traded” on an established securities market in the United States and (b) the non-U.S. holder does not own more than 10% of the applicable class of our capital stock during the one-year period preceding the distribution date or (ii) the non-U.S. holder was treated as a “qualified shareholder” or a “qualified foreign pension fund” (each, as defined in the Code). As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe our capital stock currently is treated as regularly traded on an established securities market. If the applicable class of our capital stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of the applicable class of our capital stock any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our capital stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our capital stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder shall be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

Dispositions of Capital Stock

In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our capital stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our capital stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. Because our capital stock will be publicly traded, no assurance can be given that we are or will be a domestically controlled qualified investment entity.

If the applicable class of our capital stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA will be available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our capital stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•

the applicable class of our capital stock is considered regularly traded under applicable Treasury regulations on an established securities market within the meaning of applicable U.S. Treasury regulations, such as the New York Stock Exchange, or NYSE; and

•	the non-U.S. holder owned, actually or constructively, 10% or less of the applicable class of our capital stock at all times during a specified testing period.

As noted above, we believe that our capital stock is currently treated as being regularly traded on an established securities market.

If the gain on the sale of our capital stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or

•

the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Qualified Shareholders

Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.

In addition, a sale of our capital stock by a “qualified shareholder” who holds such capital stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to U.S. federal income taxation and FIRPTA withholding on a sale of our capital stock.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the U.S. Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of our capital stock by a “qualified foreign pension fund” that holds such capital stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established by such country or an employer to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided or otherwise available to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Conversion of Preferred Stock

The conversion of our preferred stock into our common stock may be a taxable exchange for a non-U.S. holder if our preferred stock constitutes a United States real property interest. Even if our preferred stock constitutes a United States real property interest, provided our common stock also constitutes a United States real property interest, a non-U.S. holder generally will not recognize gain or loss upon a conversion of preferred stock into our common stock so long as certain FIRPTA-related reporting requirements are satisfied. If our preferred stock constitutes a United States real property interest and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of preferred stock for our common stock. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., a corporate or a non-corporate shareholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s common stock received over such non-U.S. holder’s adjusted basis in its preferred stock. Collection of such tax will be enforced by a refundable withholding tax at a rate of 15% of the value of the common stock.

Non-U.S. holders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such non-U.S. holder exchanges shares of our common stock received on a conversion of preferred stock for cash or other property.

Redemption of Preferred Stock

For a discussion of the treatment of a redemption of preferred stock, see “Taxation of U.S. Holders—Redemption of Preferred Stock.”

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of our shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

FATCA Withholding

Under the Foreign Account Tax Compliance Act, or FATCA, U.S. withholding tax at a 30% rate will be imposed on dividends paid on our capital stock received by non-U.S. holders or U.S. holders who own our capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of amounts withheld.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. The law informally known as the Tax Cuts and Jobs Act, or TCJA, significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their shareholders. Additional technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs and their shareholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our capital stock.

State, Local and Foreign Taxes

We and/or our shareholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. We may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, shareholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in our securities.